Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2006 THIRD QUARTER FINANCIAL RESULTS

Pasadena, California, November 9, 2006 - AutoImmune Inc. (OTCBB: AIMM) today reported a net loss of $0.04 million, or $0.00 per share basic and diluted, for the three months ended September 30, 2006 compared with a net loss of $0.20 million, or $0.01 per share basic and diluted, for the three months ended September 30, 2005. For the nine months ended September 30, 2006, the net loss was $0.52 million, or $0.03 per share basic and diluted, compared with net loss of $0.57 million, or $0.03 per share basic and diluted for the same period in 2005. As of September 30, 2006, the Company reported $8.8 million in cash and marketable securities as compared to $9.3 million in cash and marketable securities as of December 31, 2005.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated, “We completed funding of the contract for sales and marketing support at Colloral LLC during the third quarter. As a result of that effort, we subsequently signed an option agreement with Futurebiotics LLC for retail distribution of product that should lead to increasing revenues before the end of this year. For the past four quarters, AutoImmune has consolidated Colloral LLC for financial reporting purposes in accordance with FIN 46 “Consolidation of Variable Interest Entities.”

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of its lead drug MBP8298, a treatment for secondary progressive multiple sclerosis, should it reach the market. BioMS announced during the third quarter it has received a fifth positive review by the Data Safety Monitoring Board in its Phase II/III human clinical trial of MBP8298, and that it has expanded this study into Spain and Germany. Results from long-term follow-up treatment of MS patients with MBP 8298 were published in the August 2006 issue of European Journal of Neurology. The data showed an unprecedented five-year delay in disease progression in an HLA-defined subgroup of MS patients (up to 75% of MS patients) treated with the drug.

AutoImmune has also exclusively licensed certain of its intellectual property rights to Teva Pharmaceutical Industries, Ltd. If Teva develops a product using the Company’s intellectual property and is successful in bringing this product to market, AutoImmune will receive both a milestone payment and a royalty on sales under its license agreement.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Risk Factors” The discussion in the Annual Report on Form 10-K is hereby referenced into this release.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2006	2005	2006
Revenue	$44,000	$80,000	$119,000	$264,000

Costs and expenses:
Research and development	41,000	25,000	189,000	172,000
General and administrative	307,000	204,000	604,000	924,000

Total costs and expenses	348,000	229,000	793,000	1,096,000

Interest income	79,000	113,000	212,000	315,000
Equity in net loss of unconsolidated affiliate	—	—	(130,000)	—
Other income	25,000	—	25,000	—

	104,000	113,000	107,000	315,000

Net income (loss)	$(200,000)	$(36,000)	$(567,000)	$(517,000)

Net income (loss) per share - basic	$(0.01)	$(0.00)	$(0.03)	$(0.03)

Net income (loss) per share - diluted	$(0.01)	$(0.00)	$(0.03)	$(0.03)

Weighted average common shares outstanding - basic	16,919,623	16,919,623	16,919,623	16,919,623

Weighted average common shares outstanding - diluted	16,919,623	16,919,623	16,919,623	16,919,623

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2005	September 30, 2006
Cash and marketable securities	$9,285,000	$8,759,000
Other current assets	136,000	138,000

Total assets	$9,421,000	$8,897,000

Current liabilities	$157,000	$119,000
Total stockholders' equity	9,264,000	8,778,000

Total liabilities and equity	$9,421,000	$8,897,000